Exhibit 5.2

Akerman LLP 401 East Jackson Street Suite 1700 Tampa, FL 33602

October 30, 2026

Blink Charging Co.

1489 West Warm Springs Rd., Suite 110

Henderson, Nevada 89014

Re:	Issuance of up to $100,000,000 of shares of common stock of Blink Charging Co.

Ladies and Gentlemen:

We have acted as counsel to Blink Charging Co., a Nevada corporation (the “Company”), in connection with the preparation and filing by the Company of a shelf registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and a prospectus supplement included therein (the “Prospectus Supplement”) relating to the offer and sale from time to time of shares of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $100,000,000 (the “Shares”), pursuant to the At The Market Offering Agreement, dated October 30, 2026 (the “Agreement”) between the Company and each of H.C. Wainwright & Co., LLC, Roth Capital Partners, LLC and StoneX Financial Inc.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, and as a basis for the opinion hereinafter set forth, we have examined (i) the Registration Statement, including the base prospectus contained therein (the “Prospectus”) and the Prospectus Supplement contained therein, and (ii) the executed Agreement. We have also examined the organizational documents of the Company, and such corporate records, documents, instruments and certificates of public officials and of the Company as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have also reviewed such matters of law as we considered necessary or appropriate as a basis for the opinion set forth herein.

With your permission, we have made and relied upon the following assumptions, without any investigation or inquiry by us, and our opinion expressed below is subject to, and limited and qualified by the effect of, such assumptions: (i) all corporate records furnished to us by the Company are accurate and complete; (ii) the Registration Statement, the Prospectus, the Prospectus Supplement, and the Agreement filed by the Company with the Commission are identical to the forms of documents that we have reviewed; (iii) all statements as to factual matters that are contained in the Registration Statement (including the exhibits thereto), the Prospectus, the Prospectus Supplement, and the Agreement, including the representations and warranties contained therein) are accurate and complete; (iv) the Company will sell and issue the Shares in accordance with the manner described in the Prospectus Supplement and in accordance with the terms and conditions of the Agreement; and (v) with respect to documents that we have reviewed in connection with this opinion letter, all documents submitted to us as originals are authentic, all documents submitted to us as certified, facsimile or photostatic copies conform to the originals of such documents, all such original documents are authentic, the signatures on all documents are genuine, and all natural persons who have executed any of the documents have the legal capacity to do so.

akerman.com

Blink Charging Co.

October 30, 2026

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized, and, upon due execution of the Agreement by the parties thereto, and upon issuance and delivery of the Shares against full payment therefor as provided in the Agreement, the Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal securities laws of the United States and the general corporate law of the State of Nevada as set forth in Chapter 78 of the Nevada Revised Statutes. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

This opinion letter is provided for use solely in connection with the transactions contemplated by the Registration Statement, the Agreement, and the Prospectus Supplement, and may not be used, circulated, quoted or otherwise relied upon for any other purposes without our express written consent.

We assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or implied beyond the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, or the Prospectus, or the Prospectus Supplement, other than as expressly stated herein with respect to the Securities to be issued pursuant to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Prospectus Supplement referred to above. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Akerman LLP
AKERMAN LLP